UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 11, 2007

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 11, 2007, Electronic Arts Inc. (“EA”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among EA, WHI Merger Corporation, a wholly-owned subsidiary of EA, VG Holding Corp. (“VGH”), Elevation Management, LLC, as stockholder representative, and certain other stockholders of VGH in a merger transaction pursuant to which VGH will become a wholly-owned subsidiary of EA (the “Merger”). In connection with the Merger, EA will pay up to $620 million in cash to the stockholders of VGH and will issue up to an additional $155 million in equity as management retention arrangements to certain employees of VGH, which will be subject to time-based or performance-based vesting criteria. EA will also assume outstanding VGH stock options. In addition, EA has agreed to lend VGH up to $35 million through the closing of the acquisition.

The Board of Directors of VGH has approved the Merger and shareholders of VGH have executed written consents sufficient to approve the Merger. The consummation of the Merger is subject to the expiration of the Hart-Scott-Rodino waiting period and other customary closing conditions.

Prior to becoming Chief Executive Officer of EA, John Riccitiello was a Founder and Managing Director of Elevation Partners, and also served as Chief Executive Officer of VGH. Mr. Riccitiello continues to hold an indirect financial interest in VGH as a result of his interest in the entity that controls Elevation Partners, L.P. and his interest in a limited partner of Elevation Partners, L.P. Elevation Partners, L.P. is a significant stockholder of VGH. As a result of the Merger, Mr. Riccitiello’s financial returns related to these interests, including returns of deemed capital contributions, could be up to $4.9 million at the time of partnership distributions in the future, if any. This amount could be reduced, however, by a variety of factors, including investment losses of Elevation, if any, as well as certain expenses of Elevation that could offset partnership profits. Upon his separation from Elevation, Mr. Riccitiello ceased to have any further control or influence over these factors.

From the commencement of negotiations with VGH, at the direction of EA’s Board of Directors, EA’s Audit Committee engaged directly with EA management (independently from Mr. Riccitiello) to analyze and consider the potential benefits, risks and material terms of the Merger. EA’s Board of Directors approved the Merger Agreement after reviewing with EA’s management and members of the Audit Committee the terms of the Merger and the potential benefits and risks thereof, as well as Mr. Riccitiello’s personal financial interest in VGH and the Merger. Mr. Riccitiello recused himself from the Board of Directors meeting during the Board’s deliberation of the Merger and he did not vote on the Merger Agreement.

EA has filed a copy of the Merger Agreement as Exhibit 2.1 to this current report on Form 8-K. You are encouraged to read the Merger Agreement for a more complete understanding of the transaction. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference.

The Merger Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about VGH or EA. The Merger Agreement contains representations and warranties of the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk, rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules.

Item 7.01	Regulation FD Disclosure.

On October 11, 2007, EA issued a press release in which it announced that it had agreed to acquire VGH pursuant to the terms of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1. Neither the information in Section 7.01 of this Form 8-K nor the information in the press release shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among VG Holding Corp., WHI Merger Corporation, Electronic Arts Inc., the stockholders that are signatories thereto, and, with respect to Articles VII and IX only, Elevation Management, LLC, as stockholder representative

99.1	Press release, dated October 11, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: October 11, 2007	By:	/s/ Warren C. Jenson
Warren C. Jenson
Executive Vice President, Chief Financial and Administrative Officer